EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:	Liz Morali	Marc Musgrove
	Investor Relations	Public Relations
	lmorali@micron.com	mmusgrove@micron.com
	(208) 363-2231	(208) 363-2405

MICRON APPOINTS SANJAY MEHROTRA AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

SanDisk Co-founder and Former President & CEO to Take the Helm of Global Leader in Memory and Storage Solutions
BOISE, Idaho (April 27, 2017) - Micron Technology, Inc. (NASDAQ: MU) announced today that the board of directors has appointed Sanjay Mehrotra as president and chief executive officer and a member of the board of directors, effective May 8, 2017. Mehrotra succeeds Mark Durcan and joins Micron at a time of increasing opportunity for memory and storage technologies and solutions as the key enablers for the next-generation of computing architectures.
“Sanjay has an outstanding track record of business success and exceptional knowledge of the memory and storage industry,” said Robert E. Switz, chairman of the board of directors and a member of the CEO selection committee. “His experience in markets ranging from consumer to enterprise make him uniquely qualified to lead Micron into the future.”

Mehrotra was a co-founder of SanDisk and served as its president and CEO from 2011 to 2016. He drove the growth of the company from a start-up in 1988 to an industry-leading Fortune 500 company with revenues that reached $6.6 billion, and ultimately culminated in a sale for $16 billion to Western Digital Corporation in 2016.
His team pioneered a diversified and comprehensive portfolio of flash storage solutions that included removable products, embedded mobile solutions, client and enterprise solid state drives and innovative enterprise system solutions. He also initiated and guided a highly successful 17-year joint venture partnership with Toshiba in NAND Flash memory technology development and manufacturing. In addition, he established and ran key manufacturing operations in China, Taiwan, Japan and Malaysia.
“Innovation in memory and storage technology is enabling new products, improved customer experience and growth across multiple markets,” said Mehrotra. “Micron is at the forefront of driving these innovations, and I am thrilled to have the opportunity to lead such a talented global team.”
Durcan will step down as CEO and from the Micron board of directors effective May 8, 2017, but will serve as an advisor to the company until early August. “Mark has made an immense contribution to Micron and to the semiconductor industry at large over his 32 years at the company and 5 years as CEO,” noted Switz. “We wish him all the best in his future endeavors.”

Additional career information on Sanjay Mehrotra is available at http://www.micron.com/media.

Micron Technology is a world leader in innovative memory solutions. Through our global brands - Micron, Crucial®, Lexar® and Ballistix® - our broad portfolio of high-performance memory technologies, including DRAM, NAND, NOR Flash and 3D XPoint™ memory, is transforming how the world uses information. Backed by more than 35 years of technology leadership, Micron's memory solutions enable the world's most innovative computing, consumer, enterprise storage, data center, mobile, embedded and automotive applications. Micron's common stock is traded on the Nasdaq under the MU symbol. To learn more about Micron Technology, Inc., visit micron.com.

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